
                                                                                                            Exhibit 12

                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands, except for ratios)

                                                   1999             1998              1997              1996              1995
                                               --------------  ----------------   -------------    ---------------    --------------
Fixed Charges:
  Interest expensed..........................  $     443,044   $       88,431     $    108,045     $      21,347      $     20,443
  Interest capitalized.......................         25,474           67,499           37,568            13,451            11,088
                                               --------------  ----------------   -------------    ---------------    --------------
    Total interest...........................        468,518          155,930          145,613            34,798            31,531
  Interest component of rent expense.........          8,886            4,576            4,014             3,061             1,936
  Interest expense of unconsolidated
    subsidiaries.............................         16,779               --               --                --                --
                                               --------------  ----------------   -------------    ---------------    --------------
    Total fixed charges......................  $     494,183   $      160,506     $    149,627     $      37,859      $     33,467
                                               ==============  ================   =============    ===============    ==============

Earnings:
  Income (loss) from continuing
    operations before income taxes........... $   (227,255)    $      (54,478)     $    117,524     $     (52,068)     $     40,120
  Plus fixed charges.........................       494,183           160,506           149,627            37,859            33,467
  Less interest capitalized..................      (25,474)           (67,499)         (37,568)           (13,451)          (11,088)
                                               --------------   ----------------    -------------    ---------------    ------------
    Total earnings........................... $     241,454    $       38,529      $    229,583     $     (27,660)     $     62,499
                                              ==============   ================    =============    ===============    =============

Ratio of earnings to fixed charges                        *                **              1.5x               ***              1.9x
                                              ==============   ================    =============    ===============    =============

*   Earnings were inadequate to cover fixed charges by $252,729.
**  Earnings were inadequate to cover fixed charges by $121,977.
*** Earnings were  inadequate to cover fixed charges by $65,519.

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